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IZEA Investor Relations
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IZEA Announces Third Quarter 2012 Results

Orlando, Fla. (November 15, 2012) - IZEA, Inc. (IZEA:OTCQB), the pioneer of Social Media Sponsorship, today announced results for both the third quarter and first nine months of 2012. Revenues for the nine months ended September 30, 2012, were $3,908,221, an increase of $1,086,867, or 38.5% compared to the same period in 2011. Revenues for the three months ended September 30, 2012, were $1,058,836, an increase of 0.6%, compared to the same period in 2011. We expect that our annual revenue for 2012 will increase by over 15% as compared to 2011.

Gross profit for the three months ended September 30, 2012 was $624,817, an increase of $55,871 or 9.8%, compared to the same period in 2011. Gross profit for the nine months ended September 30, 2012 increased by $799,540, or 52.8%, compared to the same period in 2011.

The company's gross profit margin increased to 59% in Q3, up from 54% for the same period in 2011. This increase was fueled by the continued optimization of IZEA's proprietary platforms and increased demand for managed services by brands and agency partners.

“I am very pleased with our progress year to date,” said Ted Murphy, IZEA's Founder and Chief Executive Officer. “Due to the cyclical nature of marketing expenditures, our sales process and the corresponding recognition of revenue can have a material impact on certain quarters throughout the fiscal year as brands plan further-out in advance. As our opportunities for larger contracts grow, so can the time it requires to close and be able to recognize those campaigns.”

“While our current sales pipeline of $12 million is unlikely to have a significant impact on revenue this fiscal year, it creates a strong runway for our organization in 2013,” said Ryan Schram, IZEA's Chief Operating Officer. “As a result, our leadership team has taken proactive steps to streamline our operations and develop internal efficiencies wherever possible to keep costs contained. Concurrently, we are making product innovation investments in new platforms to serve our brand and agency partners now and into the future.”

IZEA's operating expenses for the three months ended September 30, 2012 decreased by $643,746, or -29.3%, to $1.33 million, resulting in a net loss of $930,625. The decrease was primarily attributable to reductions made in investor relations activity. General and administrative expenses for the three months ended September 30, 2012 decreased by $585,861 or -30.5%. Sales and marketing expenses for the three months ended September 30, 2012 decreased by $57,885, or -20.9%, compared to the same period in 2011.

“Although we had projected higher revenues this year, our delayed public offering and challenging economic conditions restrained our historically high growth rate,” said Murphy. “Nonetheless, IZEA's fundamentals have not changed. Our clients' demand for Social Media Sponsorship is stronger than ever.”

IZEA will host an investor update call on Thursday, November 15, at 9:00 a.m. ET. Details on the conference call can be found at www.izea.com/investors. All current and prospective investors and shareholders of IZEA are invited to participate.

About IZEA
IZEA, Inc. is the pioneer of social media sponsorship, operating influencer marketplaces including Staree, Sponsored Tweets and SocialSpark. IZEA connects advertisers with social media publishers, helping them monetize their social media presence. The company has completed over three million social media sponsorships for customers ranging from small local businesses to Fortune 50 organizations. For more information about IZEA, visit www.izea.com.

Safe Harbor Statement
This press release contains forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934. These forward-looking statements are based largely on IZEA's expectations and are subject to a number of risks and uncertainties, certain of which are beyond IZEA's control. Actual results could differ materially from these forward-looking statements as a result of, among other factors, competitive conditions in the social media sponsorship segment in which IZEA operates, failure to popularize one or more of the marketplace platforms of IZEA, inability to obtain additional capital, and changing economic conditions that are less favorable than expected. In light of these risks and uncertainties, there can be no assurance that the forward-looking information contained in this respect will in fact occur. Please read the full statement and disclosures here: http://izea.com/safe-harbor-statement
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